Exhibit 99.2

Press Release

Acutus Medical Announces Strategic Realignment of Resources and Corporate Restructuring

CARLSBAD, Calif., November 8, 2023 (GLOBE NEWSWIRE) – Acutus Medical, Inc. (“Acutus” or the “Company”) (Nasdaq: AFIB), today announced a realignment of resources and corporate restructuring.

Scott Huennekens, Chairman of Acutus, commented, “Following an extensive strategic review by the Company’s Board of Directors, we are taking the hard but necessary steps to streamline our operations. In light of the current financing environment and the capital investments required to achieve leadership in the electrophysiology (EP) market, we have concluded that the optimal use of the Company’s resources is to reallocate capital from our mapping and ablation business to the manufacturing of left-heart access products for Medtronic, which we believe will maximize the potential for future earnouts and cash flow.”

David Roman, President & CEO of Acutus added, “The realignment of resources and corporate restructuring unfortunately impacts our team. It is undoubtedly difficult to part with our valued and highly talented colleagues who have made substantial contributions to our Company. I want to thank each one of them for their dedication to Acutus and our mission.”

Strategic Realignment of Resources and Corporate Restructuring
The Company is implementing a shift in its business model to solely support the manufacturing and distribution of Medtronic’s left-heart access products and to capture the value associated with potential earnout payments from Medtronic.

Under this new business model, the Company will wind down the EP mapping and ablation business, including the AcQMap Mapping System, the AcQMap 3D Mapping Catheter, the AcQBlate Force-Sensing Ablation Catheter, the AcGuide Max 2.0 steerable sheath, and associated accessories. The Company will support AcQMap procedures with a small group of therapy managers through November 30, 2023.

Acutus has begun implementation of a corporate restructuring to realign resources to support the left-heart access distribution business, which will result in reducing the Company’s workforce by approximately 65%. Restructuring actions are expected to meaningfully reduce cash burn as well as ongoing operating expenses and are expected to be completed in the first quarter of 2024.

Post restructuring, Acutus will become a contract manufacturing business with the potential to generate positive cash flow over the next several years. Further, the Company will continue to work with its strategic and financial advisors with the goal of maximizing the benefits of this new business model.

Financial Impact
Going forward, the Company’s exclusive sources of revenue will come from the sale of left-heart access products at transfer prices specified in Acutus’ existing distribution agreement with Medtronic and any fee-bearing transition services, with the Company’s operating expenses and working capital utilized to support manufacturing, quality, and supply chain related activities as well as general and administrative functions.

Under the Asset Purchase Agreement dated April 26, 2022, between Acutus and Medtronic, Acutus is eligible to receive net-sales earnouts under the following terms: 100% of total net end-user sales in year 1; 75% of total net end-user sales in year 2; and 50% of total net end-user sales in years 3 and 4. The annual measurement period for net sales earnouts began on January 30, 2023, and any such earnout payments would begin in April 2024 and continue annually each year thereafter until 2027.

As of September 30, 2023, the Company had $45.5 million in cash, cash equivalents, marketable securities, and restricted cash. Once restructuring actions are completed, the Company expects that cash

Press Release

on hand, distribution revenue from left-heart access products to Medtronic, and future earn-outs will be sufficient to service the Company’s outstanding debt and fund the remaining business.

WARN Act
The WARN Act requires employers to provide sixty days advance notice to employees and certain government entities before conducting any mass layoff, relocation, or termination that affects more than fifty full-time employees and equivalents. The Company has notified affected employees and required government authorities.

About Acutus Medical

Acutus is focused on the production of left-heart access products under its distribution agreement with Medtronic, Inc. Founded in 2011, Acutus is based in Carlsbad, California.

Caution Regarding Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to continue to manage expenses and cash burn rate at sustainable levels, successful completion of the Company’s restructuring plan on the expected timeline and within the expected cost range, continued acceptance of the Company’s left-heart access products in the marketplace, the effect of global economic conditions on the ability and willingness of Medtronic to purchase the Company’s left-heart access products and the timing of such purchases, competitive factors, changes resulting from healthcare policy in the United States and globally, including changes in government reimbursement of procedures, dependence upon third-party vendors and distributors, timing of regulatory approvals, the Company’s ability to maintain its listing on Nasdaq, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, Acutus undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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Investor Contact:
Chad Hollister
Acutus Medical, Inc.
investors@acutus.com